Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 30, 2020, with respect to the financial statements of Symetra Separate Account SL and (2) dated March 26, 2020, with respect to the statutory-basis financial statements of Symetra Life Insurance Company, in Post-Effective Amendment No. 12 to the Registration Statement (Form N-6, No. 333-213191) of Symetra Separate Account SL and related prospectus of the Milestone VUL-G filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
April 23, 2021